Exhibit 23.4

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the reference to Ryder Scott Company, L.P. under the heading “Experts” in the Registration Statement on Form S-1 (the “Registration Statement”) of Luca Technologies Inc., and to the reference to our audit of the proved reserves estimates of Luca Technologies Inc. as of May 31, 2011, in the Registration Statement. We further consent to the inclusion of our report dated June 28, 2011 entitled “Luca Technologies Inc. Estimated Future Reserves and Income Attributable to Certain Leasehold Interests SEC Parameters as of May 31, 2011” as an exhibit to the Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

June 29, 2011